EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059, 333-135242, 333-151195, 333-159712, 333-159713, 333-167180, 333-173769, 333-183071, 333-186827, 333-189393, 333-190177, 333-197407, 333-205827, 333-211379, 333-218431 and 333-226245) and on Form S-3 (Nos. 333-150087, 333-162303, 333-189392, 333-197405, 333-199359, 333-208923, 333-209528, 333-211919, 333-215792 and 333-219783) of our report dated January 24, 2019 relating to the financial statements and schedule of NeuroMetrix, Inc, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Moody, Famiglietti, & Andronico, LLP

Moody, Famiglietti, & Andronico, LLP
Tewksbury, Massachusetts
January 24, 2019